Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 12, 2013, relating to the consolidated financial statements of Global Cash Access Holdings, Inc. and subsidiaries and the effectiveness of Global Cash Access Holdings, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Global Cash Access Holdings, Inc. and subsidiaries for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

March 12, 2013